February 25, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read Item 4.01 of RSV Bancorp, Inc. included in the Form 8-K dated February 17, 2005, and have the following comments:

     1. We agree with the statements made in the first sentence in the first paragraph and in the second and third paragraphs.

     2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and in the last paragraph.

Sincerely,

/s/Parente Randolph, LLC

Parente Randolph, LLC
Pittsburgh, Pennsylvania


cc:      Gerard R. Kunic, President